EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Announces Fourth Quarter and Year-End 2004 Financial Results

DALLAS — Feb. 8, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced financial results for the fourth quarter ended Dec. 31, 2004. ZixCorp recorded fourth-quarter revenues of $3.9 million, an increase of almost 100 percent compared to $2.0 million in the fourth quarter of 2003. ZixCorp recorded a fourth quarter 2004 net loss of $10.4 million, or $0.32 per share, compared to a net loss of $8.2 million, or $0.29 per share, for the corresponding quarter of 2003. Total cash (restricted and non-restricted) and marketable securities balances as of Dec. 31, 2004, were $30.2 million. The company received new orders of $6.2 million in the quarter, which was comprised of $5.1 million from the eSecure services (previously named Communications Protection) and $1.1 million from its eHealth services (previously named Care Delivery).

“We had a great year in terms of year-on-year revenue growth as we established and maintained leadership positions in our two key markets: e-prescribing and secure e-messaging,” said John A. Ryan, chairman and chief executive officer for ZixCorp. “Secure e-messaging growth is accelerating, with first-year orders up 59 percent over Q3, primarily in the healthcare and financial services industries. More organizations are implementing email encryption solutions to meet the regulatory requirements in healthcare as the HIPAA deadline approaches, and for best practices in the financial sector. Our renewal rate in secure e-messaging stands at 97 percent, which demonstrates customer satisfaction with our easy-to-use-and-deploy solutions. On the e-prescribing front, where we entered the year with little established track record, we have demonstrated success in driving deployment and independent physician adoption. Our results have shown that our best-of-breed e-prescribing solution, which is flexible and interoperable with other point-of-care applications, is a great initial step towards the adoption of information technology in physicians’ offices.”

Business Highlights

•	Momentum with the eRx Collaborative continued by successfully renegotiating the 2004 contract to reduce the contingency from 1,600 prescribers to 300 prescribers, bringing the total prescribers sponsored by the eRx Collaborative in 2004 to 3,380. The eRx Collaborative also announced it would extend its e-prescribing sponsorship for physicians through the end of 2005.

•	ZixCorp’s focus and investment in doctor deployment with PocketScript® progressed to a deployment of 909 doctors in the eRx Collaborative and WellPoint e-prescribing initiatives, bringing the total deployed prescribers in 2004 to more than 2,500.

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Zix Corporation Announces Fourth Quarter and Year-End 2004 Financial Results	Page 2 of 6

•	It was announced that PocketScript will be studied by a Health & Human Services (HHS) grant recipient, Massachusetts General Hospital in Boston, to assess the impact of a statewide rollout of e-prescribing to determine its effect on safety, quality, cost, formulary compliance, and additional outcomes.

•	ZixCorp developed and deployed the technology for Massachusetts Health Data Consortium’s MedsInfo-ED project. This advancement for emergency departments provides access to a patient’s dispensed drug history information at the point of care. This new capability helps increase accuracy and reduces medical errors, leading to improved patient safety.

•	Secure e-messaging closed a record quarter, including $1.78 million in total first-year orders, a 59 percent increase over last quarter.

•	ZixCorp signed 28 new healthcare organizations in Q4. ZixCorp’s most significant secure e-messaging win was Tenet Healthcare Corporation (NYSE: THC), the country’s second-largest hospital group listed on the Fortune 500. Tenet has selected ZixCorp with a three-year contract to help it meet the email guidelines of HIPAA. The company also signed five new finance/insurance customers in the quarter, continuing to penetrate that vertical.

•	ZixCorp completed its Open Group S/MIME Gateway certification. This new functionality will be a feature in the next release of ZixVPM to enable interoperability with partners who have implemented S/MIME Gateway certified products from other vendors.

•	The growth of the quarterly transaction rate of the ZixData Center™ has continued, now exceeding 230 million transactions. e-Prescribing transactions increased to more than 350,000 in Q4, an 85 percent increase over Q3.

•	ZixCorp raised an aggregate of $20 million in cash in a private placement transaction consisting of convertible notes and related warrants. This transaction enhanced the company’s financial position and helped to maintain a leadership position in the email encryption and e-prescribing markets. See SEC Form 8-K filed Nov. 2004 for details on the transaction.

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Zix Corporation Announces Fourth Quarter and Year-End 2004 Financial Results	Page 3 of 6

Financial Highlights for the Quarter and Year
Revenues: Revenues were $3.9 million in the fourth quarter 2004, and $14.1 million for all of 2004, which was a 140 percent increase over 2003 revenues of $5.8 million. The year-on-year revenue increase of $8.3 million was the result of a $2.6 million increase from the eHealth services and a $5.7 increase from eSecure services. Fourth quarter 2004 revenue increased slightly compared to the third quarter 2004.

Net Loss: Net loss for the fourth quarter was $10.4 million and $41.9 million loss for the year. The loss per common share for the year was $1.33 verses $1.23 for 2003.

Costs: In the fourth quarter, ZixCorp’s net operating costs totaled $14.1 million compared to $14.5 for the third quarter (inclusive of a 0.7 million impairment charge in the third quarter). The fourth quarter costs increased $0.5 million from interest costs associated with the financing and decreased by $0.3 million from net cost reductions.

Cash Utilization: The company’s cash balance (total cash and marketable securities) increased from $18.4 million at the end of the third quarter to $30.2 million at the end of the fourth quarter, including $10.4 million subject to certain restrictions. In the fourth quarter, the company received a total of $24.8 million in cash, which included net $19.0 million from November financing, $5.6 million from customer receipts, $0.1 million from stock option exercises, and $0.1 million from interest income. Net cash used for operating spending was $12.5 million in the quarter compared to $10.8 million in the third quarter 2004. The Q4 rise was the result of annual, year-end cash payments for various items such as insurance coverage, as well as cash expended for hardware associated with the e-prescribing deployments. The expenditures in the fourth quarter for property and equipment totaled $0.5 million, which was down versus the third quarter due to reduced acquisitions and increase use of lease versus buying for selected computer equipment.

Executive Changes

ZixCorp today also announced that John Ryan, chairman and chief executive officer, has chosen to relinquish the CEO role at this time. Ryan will continue in his role as chairman of the board. Effective immediately, the board of directors has appointed Rick Spurr as acting CEO. Spurr will also retain his prior responsibilities as president and chief operating officer.

“Over the last three years we have evolved ZixCorp into the leading provider of secure e-messaging and e-prescribing solutions to the healthcare industry,” said Mr. Ryan. “With both of these markets now poised for exceptional growth, I believe the time is right for me to shift my attention to the longer term health of the company. I will be focused on leveraging our newly announced advisory board and adding to the strength of our board of directors, primarily to enhance our healthcare industry expertise.”

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About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp
 The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Revenues	$3,917	$1,968	$14,134	$5,840
Cost of revenues	(4,442)	(2,663)	(15,861)	(8,211)
Research and development expenses	(1,933)	(1,934)	(9,331)	(5,896)
Selling, general and administrative expenses	(7,281)	(5,510)	(29,507)	(19,818)
Asset impairment charge	—	—	(675)	—
Interest expense	(576)	(8)	(805)	(13)
Investment and other income	111	39	332	138
Gain on investments	—	—	70	530

Loss before income taxes	(10,204)	(8,108)	(41,643)	(27,430)
Income taxes	(160)	(78)	(239)	(148)

Net loss	$(10,364)	$(8,186)	$(41,882)	$(27,578)

Basic and diluted loss per common share:	$(0.32)	$(0.29)	$(1.33)	$(1.23)

Weighted average common shares outstanding — basic and diluted	32,312	28,314	31,533	23,525

ZIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Cash and marketable securities	$19,856	$13,581
Receivables, net	595	359
Other current assets	1,919	1,147
Restricted cash — non-current	10,374	271
Property and equipment, net	5,073	3,151
Intangible assets, net	3,832	3,589
Goodwill	9,119	4,321
Other assets — non-current	1,491	—

	$52,259	$26,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,963	$3,738
Deferred revenue	8,131	4,762
Customer deposits	3,968	—
Capital lease payable	217	—
Promissory note payable, net	1,840	—
Convertible promissory notes payable, net	17,137	—
Deferred rent — non-current	18	—
Stockholders’ equity	14,985	17,919

	$52,259	$26,419

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